On November 16, 1999, the Board of Trustees amended the Declaration of Trust for Pilgrim Mutual Funds to add Class A Shares of Pilgrim Money Market Fund and
Class T Shares of Pilgrim Balanced Fund and Pilgrim High Yield Fund II. Amendment No. 24 to the Amended Declaration of Trust of Pilgrim Mutual Funds, adding the new classes, is incorporated by reference to Post-Effective Amendment No. 74 to the Registration Statement on Form N-1A as filed on November 5, 1999.